Exhibit 99.1

Emerge Energy Services Announces First Quarter 2015 Results

Southlake, Texas — May 4, 2015 — Emerge Energy Services LP (“Emerge Energy”) today announced first quarter 2015 financial and operating results.

Highlights

•	Adjusted EBITDA of $28.4 million for the three months ended March 31, 2015.

•	Distributable Cash Flow of $24.5 million for the three months ended March 31, 2015.

•	Cash available for distribution of $23.7 million, or $1.00 per unit, for the three months ended March 31, 2015.

•	Full quarter sales of 1,151,000 tons of sand.

Overview

Emerge Energy reported net income of $9.5 million, or $0.39 per diluted unit for the three months ended March 31, 2015.  For that same period, Emerge Energy reported Adjusted EBITDA of $28.4 million and Distributable Cash Flow of $24.5 million.  Net income, net income per unit and Adjusted EBITDA for the three months ended March 31, 2014, were $18.5 million, $0.77 and $28.0 million, respectively.  Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that Emerge Energy uses to assess its performance on an ongoing basis.

Previously, Emerge Energy declared a distribution of $1.00 per unit for the first quarter of 2015, which represents a 29% decrease over the fourth quarter 2014 distribution of $1.41 per unit. The Board of Directors has elected to withhold approximately $0.03 per unit of distributable cash flow as a capital expenditure reserve.

“Emerge Energy had a solid quarter, especially given the current market environment” said Ted W. Beneski, Chairman of the Board of Directors of the general partner of Emerge Energy. “Our fuel segment returned to profitability and continues to build on early successes in 2015. Our sand segment was able to delivery strong volumes but suffered from a weak pricing environment and the underutilization of our railcar fleet. As a result of the current market conditions, we have significantly curtailed our capital expenditure plans for 2015 and now expect to spend roughly $30-40 million dollars, including capital expenditures. Most of the remaining capital has been deferred to 2016.”

“Our sand segment did a fantastic job, despite the decline in proppant demand and pricing,” added Rick Shearer, CEO of Emerge Energy. “The sand segment generated Adjusted EBITDA of $26.3 million for the three months ended March 31, 2015 on sales volume of 1,151 thousand tons. Our volumes were up significantly from the first quarter of last year; and based on our estimates of market demand, we believe we have significantly grown our market share despite lower quarter-over-quarter volumes. Market pricing, as well as the prices we have negotiated with our customers, have both fallen dramatically, both at the plant and in basin. While we have been able to significantly lower our production costs, and believe we will continue to do so in subsequent quarters, our fixed rail expense, which includes both our operating leases and railcar storage costs, were significant. We are taking a number of steps to reduce that cost, including delaying or cancelling orders of new cars.

“Our Fuel segment generated Adjusted EBITDA of $4.1 million for the three months ended March 31, 2015, a significant quarter-over-quarter increase. Our base margin on our wholesale and transmix remained solid, while the increase in refined product pricing contributed positively to EBITDA.”

Conference Call

Emerge Energy will host its 2015 first quarter results conference call later today, Monday, May 4, 2015 at 10 a.m. CDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (855) 850-4275 or (720) 634-2898 and entering pass code 34355647. An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. CDT on May 4 through 10:59 p.m. CDT on May 11, 2015. The replay teleconference will be available by dialing (855) 859-2056 or (404) 537-3406 and the reservation number 34355647.

Operating Results

The following table summarizes Emerge Energy’s unaudited consolidated operating results for the three months ended March 31, 2015 and 2014 (in thousands).

	Three Months Ended March 31,
	2015	2014
REVENUES	$203,961	$274,081
OPERATING EXPENSES
Cost of goods sold	168,330	239,796
Depreciation, depletion and amortization	6,440	5,770
Selling, general and administrative expenses	9,603	8,475
Write-off of assets	6,719	—
Total operating expenses	191,092	254,041
Operating income	12,869	20,040
OTHER EXPENSE (INCOME)
Interest expense, net	3,129	1,584
Other	(29)	(119)
Total other expense	3,100	1,465
Income (loss) before provision for income taxes	9,769	18,575
Provision for income taxes	278	89
NET INCOME (LOSS)	$9,491	$18,486
Adjusted EBITDA (a)	$28,385	$27,979

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.

Sand Segment

	Three Months Ended March 31,
	2015	2014
REVENUES	$96,244	$64,334
OPERATING EXPENSES
Cost of goods sold	66,255	38,876
Depreciation, depletion and amortization	3,794	2,758
Selling, general and administrative expenses	3,717	3,216
Write-off of assets	6,719	—
Operating income	$15,759	$19,484
Adjusted EBITDA (a)	$26,291	$22,237

Volume of sand sold (tons in thousands)	1,151	882

Volume of sand produced (tons in thousands):
Arland, Wisconsin facility	405	—
Barron, Wisconsin facility	497	480
New Auburn, Wisconsin facility	305	320
Kosse, Texas facility	70	39
Total volume of sand produced	1,277	839

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.

For the quarter ended March 31, 2015, Emerge Energy sold 1,151,000 tons of sand, compared to 882,000 tons for the same period in the prior year. The Barron facility produced 497,000 tons, compared to 480,000 tons for the same period in 2014, while the New Auburn facility produced 305,000 tons, compared to 320,000 tons for the same period in 2014. After starting up in early December 2014, the Arland facility produced 405,000 tons, while the Kosse facility increased production to 70,000 tons, up from 39,000 for the same period in 2014. Sand segment Adjusted EBITDA was $26.3 million for the first quarter 2015, compared to $22.2 million for the same quarter in 2014.  This 18% increase in Adjusted EBITDA was due to the increase in total sand sales at all company facilities and lower production costs, mitigated by lower realized pricing on an FOB-plant-equivalent basis and higher logistics costs.

Fuel Segment

	Three Months Ended March 31,
	2015	2014
REVENUES	$107,717	$209,747
OPERATING EXPENSES
Cost of goods sold	102,075	200,920
Depreciation, depletion and amortization	2,639	3,005
Selling, general and administrative expenses	1,600	1,282
Operating income	$1,403	$4,540
Adjusted EBITDA (a)	$4,088	$7,582

Volume of refined fuels sold (gallons in thousands)	56,395	68,228
Volume of terminal throughput (gallons in thousands)	39,231	56,874
Volume of transmix refined (gallons in thousands)	21,354	35,216
Refined transmix as a percent of total refined fuels sold	37.9%	51.6%

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income.

For the quarter ended March 31, 2015, Emerge Energy sold 56 million gallons of refined fuel, compared to 68 million gallons for the same period last year, and had additional third-party volume of 39 million gallons pass through its terminals, compared to 57 million gallons for the same period last year.  Emerge Energy refined 21 million gallons of transmix for the three months ended March 31, 2015, compared to 35 million gallons for the same period last year.  Adjusted EBITDA for Fuel was $4.1 million for the first quarter, compared to $7.6 million for the comparable quarter in 2014.  This 46% decrease in Adjusted EBITDA was due, in part, to a lower base margin on our wholesale and transmix operations.

Capital Expenditures

For the three months ended March 31, 2015, Emerge Energy’s capital expenditures totaled $8.9 million.  This includes approximately $639,000 of maintenance capital expenditures.

Distributable Cash Flow

For the three months ended March 31, 2015, Emerge Energy generated $24.5 million in Distributable Cash Flow.  On April 24, 2015, we announced a distribution of $1.00 per unit, which is scheduled to be paid on May 14, 2015 to common unitholders of record on May 6, 2015.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells. Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services. Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement. Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Investor Relations
(817) 865-5830

EMERGE ENERGY SERVICES LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per unit data)

	Three Months Ended March 31,
	2015	2014
REVENUES	$203,961	$274,081
OPERATING EXPENSES
Cost of goods sold	168,330	239,796
Depreciation, depletion and amortization	6,440	5,770
Selling, general and administrative expenses	9,603	8,475
Write-off of assets	6,719	—
Total operating expenses	191,092	254,041
Operating income	12,869	20,040
OTHER EXPENSE (INCOME)
Interest expense, net	3,129	1,584
Other	(29)	(119)
Total other expense	3,100	1,465
Income (loss) before provision for income taxes	9,769	18,575
Provision for income taxes	278	89
Net income (loss)	$9,491	$18,486
Earnings (loss) per common unit (basic)	$0.39	$0.77
Earnings (loss) per common unit (diluted)	$0.39	$0.77
Weighted average number of common units outstanding including participating securities (basic)	24,128,009	24,015,562
Weighted average number of common units outstanding (diluted)	24,130,565	24,025,226

EMERGE ENERGY SERVICES LP
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$6,484	$6,876
Trade and other receivables, net	67,239	75,708
Inventories	30,326	32,278
Prepaid expenses and other current assets	12,718	9,262
Total current assets	116,767	124,124
Property, plant and equipment, net	231,245	238,657
Intangible assets, net	29,421	31,158
Goodwill	29,264	29,264
Other assets, net	12,503	8,924
Total assets	$419,200	$432,127
LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$21,999	$21,341
Accrued liabilities	20,073	24,411
Current portion of long-term debt	—	53
Current portion of capital lease liability	598	930
Total current liabilities	42,670	46,735
Long-term debt, net of current portion	231,488	217,023
Obligation for business acquisition, net of current portion	9,973	10,737
Capital lease liability, net of current portion	—	57
Asset retirement obligations	2,405	2,386
Total liabilities	286,536	276,938
Commitments and contingencies
Partners’ Equity:
General partner	—	—
Limited partner common units	132,664	155,189
Total partners’ equity	132,664	155,189
Total liabilities and partners’ equity	$419,200	$432,127

Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA generally as: net income (loss) plus interest expense, income tax expense, depreciation, depletion and amortization expense, non-cash charges and losses that are unusual or non-recurring less interest income, income tax benefits and gains that are unusual or non-recurring. We report Adjusted EBITDA (which as defined includes certain other adjustments, none of which impacted the calculation of Adjusted EBITDA herein) to our lenders under our revolving credit facility in determining our compliance with the interest coverage ratio test and certain senior consolidated indebtedness to Adjusted EBITDA tests thereunder. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. The following tables (in thousands) reconcile net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	Sand Segment		Fuel Segment		Corporate		Total
	2015	2014	2015	2014	2015	2014	2015	2014
	($ in thousands)
Net income (loss)	$15,759	$19,484	$1,403	$4,540	$(7,671)	$(5,538)	$9,491	$18,486
Interest expense, net	—	—	—	—	3,129	1,584	3,129	1,584
Other (income) loss	—	—	—	—	(29)	(119)	(29)	(119)
Provision for income taxes	—	—	—	—	278	89	278	89
Operating income (loss)	15,759	19,484	1,403	4,540	(4,293)	(3,984)	12,869	20,040
Depreciation, depletion and amortization	3,794	2,758	2,639	3,005	7	7	6,440	5,770
Equity-based compensation expense	—	—	—	—	2,292	2,137	2,292	2,137
Loss (gain) on disposal of equipment	—	—	8	—	—	—	8	—
Provision for doubtful accounts	—	(5)	38	37	—	—	38	32
Accretion of asset retirement obligation	19	—	—	—	—	—	19	—
Write-off of assets	6,719	—	—	—	—	—	6,719	—
Adjusted EBITDA	$26,291	$22,237	$4,088	$7,582	$(1,994)	$(1,840)	$28,385	$27,979

We define Distributable Cash Flow generally as net income plus (i) non-cash net interest expense, (ii) depreciation, depletion and amortization expense, (iii) non-cash charges, and (iv) selected losses that are unusual or non-recurring; less (v) selected principal repayments, (vi) selected gains that are unusual or non-recurring, and (vii) maintenance capital expenditures. In addition, our Board of Directors utilizes reserves for future capital expenditures, compliance with law or debt agreements, and to provide funds for distributions to unitholders in respect to any one or more of the next four quarters. Distributable Cash Flow does not reflect changes in working capital balances. The following table (in thousands) reconciles net income to Distributable Cash Flow.

Three Months Ended March 31, 2015
($ in thousands)
Net income	$9,491

Add (less) reconciling items post-IPO:
Add depreciation, depletion and amortization expense	6,440
Add amortization of deferred financing costs	266
Add income taxes accrued, net of payments	34
Add equity-based compensation expense	2,292
Add provision for doubtful accounts	38
Add unrealized loss on fair value of interest rate swaps	384
Add loss on disposal of assets	8
Add accretion of asset retirement obligations	19
Add write-off of assets	6,719
Less cash distribution on participating securities	(577)
Less maintenance capital expenditures	(639)
Distributable cash flow	24,475
Less reserve for planned capital expenditures	(756)
Cash available for distribution	$23,719